December 19, 2008

Mr. Daniel E. Pittard
P.O. Box 7300
Rancho Santa Fe, CA 92067

Dear Dan:

This letter (the “Amendment”) amends your offer of employment letter, dated August 21, 2006 (the “Offer Letter”), for the position of President and Chief Executive Officer of Rubio’s Restaurants, Inc. (“Rubio’s” or the “Company”).

The following three (3) sections of the Offer Letter, entitled “Stock Options,” “Long Term Incentive” and “Severance Benefits,” are hereby amended and restated in their entirety as follows:

“Stock Options:  A non-statutory stock option (Option) for 300,000 shares (Option Shares) of Rubio’s common stock will be granted to you, effective on your Start Date, at the fair market value of the common stock at the close of trading on that date, pursuant to Rubio’s 1999 Stock Incentive Plan (1999 Plan). These options will vest over 4 years as follows: 50% after 24 months of continuous employment (Initial Vesting Date) and 50% after 48 months of continuous employment.

In the event of a Change of Control (as defined below), the Option shall be subject to acceleration as provided under Article Two, Section III.A of the 1999 Plan.  In addition, if (i) your employment is terminated by the Company for reasons other than Misconduct (as defined in the 1999 Plan, ignoring the last sentence of such definition which shall be inoperative with respect to your employment), death or Permanent Disability (as defined in the 1999 Plan) or (ii) you resign for Good Reason (as defined below), within twelve (12) months following such Change of Control, all of the unvested Option Shares at the time subject to the Option shall automatically vest in full on an accelerated basis so that the Option shall immediately become exercisable for all the Option Shares as fully-vested shares and may be exercised for any or all of those Option Shares as vested shares.  The Option shall remain so exercisable until the earlier of (i) the expiration of the Option pursuant to the terms of your Option agreement or (ii) the expiration of a one (1)-year period measured from the date of your separation from the Company.

The Option shall also provide that in the event of your death or Permanent Disability, the Option shall vest on a pro rata basis (based on your months of continuous service to the Company) and shall be exercisable by your personal representative, heir, designated beneficiary or guardian for 24 months following your death or Permanent Disability.

Also, if your employment is terminated by the Company for other than death, Permanent Disability or Misconduct, the Option shall vest on a pro rata basis, as set forth in the preceding sentence, and you shall have twelve (12) months following your date of termination to exercise the Option.”

“Long Term Incentive:  An award of restricted stock units (RSUs) representing 42,500 shares of Rubio’s common stock will be granted to you for the performance period 2007-2009 when the Compensation Committee of the Board acts to award such long term incentives to management for that period, pursuant to Rubio’s 2006 Executive Incentive Plan. Such RSUs will be subject to the annual and cumulative performance goals and objectives fixed by the Compensation Committee. Generally, in the event of a Change of Control, the shares represented by the RSUs shall be subject to accelerated vesting as provided in Article Two, Section III.A of the 1999 Plan with the following exceptions:

(i) if an annual goal or objective is not achieved by the Company, any vesting of shares related to that period shall be forfeited and not subject to recoupment in a following period notwithstanding any contrary terms set forth in the RSU;

(ii) if a Change of Control is approved by the Board during 2007, the unvested shares represented by the RSU shall be subject to accelerated vesting only if the Company’s performance for 2007 (through the date of the last quarter ended before the Board’s approval) is on target to achieve the annual goal or objective for 2007; and

(iii) if a Change of Control is approved by the Board in 2008 or 2009, subject to clause (i) above, the unvested shares represented by the RSUs shall be subject to accelerated vesting based solely on the terms and conditions in the 1999 Plan relating to discretionary option grants.”

“Severance Benefits: You will be entitled to participate in the Rubio’s Severance Pay Plan, provided, however, if you are entitled to receive any benefits under this Agreement following your separation from the Company, you herby waive your rights to receive benefits pursuant to the Rubio’s Severance Pay Plan.

If (i) your employment is terminated by the Company for reasons other than Misconduct, death or Permanent Disability or (ii) you resign for Good Reason, you will be paid, subject to signing our standard general release agreement and the settling of all amounts owed to the Company, six (6) months of current base salary.  In addition, the Company will, if you timely make an election to continue coverage under the Company’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), reimburse your COBRA premiums (or pay you a comparable amount if you do not participate in the Company’s health insurance plan) for the period of severance or until you become eligible to participate in another employer’s group benefit plan, whichever event occurs first.  This would also include continuation of your participation in the Company’s other health and welfare plans (with the exception of the 401(k) plan as precluded by our Plan) and continuation of your life insurance policy during the severance period.  In addition, if your spouse and/or dependents were enrolled in the Company’s group health plan on the effective date of your separation from the Company, the Company will pay the COBRA premiums for your eligible dependents during the same severance period, but only to the same extent that such dependents’ premiums under such plan were paid by the Company prior to the effective date of your separation from the Company.  The provisions in this letter will not affect the continuation coverage rules under COBRA, except that the Company’s payment of any applicable premiums during the severance period will be credited as payment by you for purposes of your payment required under COBRA.  At the conclusion of the severance period, you will be responsible for the entire payment of premiums required under COBRA for the remaining duration of your and your dependents’ eligibility for COBRA, if any.  Nothing in this letter shall restrict the ability of the Company or its successor from changing the provider and/or some or all of the terms of such health insurance plan, provided that all similarly situated participants are treated the same.  All such severance payments shall be paid to you in one lump sum upon the effective date of the general release agreement.

In the event of (i) a Change of Control and (ii) your employment is terminated by the Company or its successor or assigns for reasons other than Misconduct, death or Permanent Disability or you resign for Good Reason, you shall be entitled to receive severance in the amount of (A) twenty four (24) months base salary less any salary received by you since the effective date of the Change of Control, plus (B) one year of your target bonus (which is 50% of your base salary per fiscal year).  If, after any Change of Control, you voluntarily resign your employment with the Company or its successor or assigns (without Good Reason), you shall be entitled to receive severance in the amount of twelve (12) months base salary less any salary received by you since the effective date of the Change of Control.  In addition, the Company will, if you timely make an election to continue coverage under the Company’s group health plan pursuant to COBRA, reimburse your COBRA premiums (or pay you a comparable amount if you do not participate in the Company’s health insurance plan) for the period of severance or until you become eligible to participate in another employer’s group benefit plan, whichever event occurs first. ..  This would also include continuation of your participation in the Company’s other health and welfare plans (with the exception of the 401(k) plan as precluded by our Plan) and continuation of your life insurance policy during the severance period. In addition, if your spouse and/or dependents were enrolled in the Company’s group health plan on the effective date of your separation from the Company, the Company will pay the COBRA premiums for your eligible dependents during the same severance period, but only to the same extent that such dependents’ premiums under such plan were paid by the Company prior to the effective date of your separation from the Company.  The provisions in this letter will not affect the continuation coverage rules under COBRA, except that the Company’s payment of any applicable premiums during the severance period will be credited as payment by you for purposes of your payment required under COBRA.  At the conclusion of the severance period, you will be responsible for the entire payment of premiums required under COBRA for the remaining duration of your eligibility for COBRA, if any.  Nothing in this letter shall restrict the ability of the Company or its successor from changing the provider and/or some or all of the terms of such health insurance plan, provided that all similarly situated participants are treated the same.  Your eligibility for severance payments and COBRA benefits are conditioned upon you signing our standard general release agreement and the settling all amounts owed to the Company.  All such severance payments shall be paid to you in one lump sum upon the effective date of the general release agreement.”

The following Section entitled “Definitions” shall be added to the Offer Letter:

“Definitions:  The following terms shall mean:

‘Good Reason’ shall mean (i) a failure to elect or reelect you to the offices of President and Chief Executive Officer of the Company, (ii) a material reduction in your duties, authorities or power as President and Chief Executive Officer of the Company without your consent, (iii) a 10% or greater reduction in your base salary or bonus other than in connection with a company-wide reduction in executive pay, or (iv) a relocation of the Company’s executive offices, or a change in your office location, to a location that is in excess of 25 miles from the current location or your residence.

‘Change in Control’ shall mean the occurrence of any of the following: (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets to any “person” (as such term is used in Section 13(d) of the Exchange Act of 1934, as amended), entity or group of persons acting in concert; (ii) any person or group of persons becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; (iii) a merger, consolidation or other transaction of the Company with or into any other corporation, entity or person, other than a transaction in which the holders of at least 50% of the shares of capital stock of the Company outstanding immediately prior thereto continue to hold (either by voting securities remaining outstanding or by their being converted into voting securities of the surviving entity or its controlling entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity (or its controlling entity) outstanding immediately after such transaction; or (iv) a contest for the election or removal of members of the Board of Directors of the Company that results in the removal from the Board of at least 50% of the incumbent members of the Board.”

Except as expressly amended by this Amendment, the Offer Letter shall remain in full force and effect.

If you wish to accept this Amendment on the terms described herein, please acknowledge your acceptance by signing below and returning the original to me within three (3) business days. A copy of this letter has been enclosed for your records. If you have any questions, please do not hesitate to contact me by calling (760) 505-3889.

Sincerely,

/s/ Ralph Rubio
Ralph Rubio
Executive Chairman
Rubio’s Restaurants, Inc.

I have read, understand and accept the terms and conditions of the above offer of employment.

Accepted: /s/ Daniel E. Pittard	Date: December 19, 2008
Daniel E. Pittard